Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 2, 2014 (except for the last paragraph in Note 11, as to which the date is October 3, 2014), in Amendment No. 1, in the Registration Statement (Form S-1 No. 333-198672) and related Prospectus of Virobay, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Francisco, California

October 3, 2014